EXHIBIT 21

                    SUBSIDIARIES OF DARDEN RESTAURANTS, INC.

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                                                                      EXHIBIT 21

                    SUBSIDIARIES OF DARDEN RESTAURANTS, INC.


As of May 30, 1999, the Registrant had one "significant subsidiary", as defined in Regulation S-X, Rule 1-02(w), identified as follows:

     GMRI,Inc., a Florida  corporation,  doing  business as Red  Lobster,  Olive
          Garden and Bahama Breeze.

In addition to GMRI, Inc., the Registrant, directly or indirectly, had the following other operating subsidiaries as of May 30, 1999:

     GMR Restaurants of Pennsylvania, Inc., a Pennsylvania corporation, doing business as Red Lobster and Olive Garden;
     GMRI Canada,  Inc., a Florida  corporation,  doing business as Red Lobster,
          Red Lobster Canada, Olive Garden, and Olive Garden Canada; and
     GMRI Texas L.P., a Texas limited partnership, doing business as Red Lobster and Olive Garden.

In order to comply with certain state laws, the Registrant, directly or indirectly, had 65 other subsidiaries as of May 30, 1999. If considered in the aggregate as a single subsidiary as of May 30, 1999, the 65 other subsidiaries would not constitute a "significant subsidiary" as defined in Regulation S-X, Rule 1-02(w).